                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              CAVALIER HOMES, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)    Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)    Proposed maximum aggregate value of transaction:

       (5)    Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)    Amount Previously Paid:

       (2)    Form, Schedule or Registration Statement no.:

       (3)    Filing Party:

       (4)    Date Filed:

                      [CAVALIER HOMES, INC. LETTERHEAD]
    Highway 41 North and Cavalier Road, P.O. Box 540, Addison, Alabama 35540
                       (205) 747-0044  FAX (205) 747-3044



                                  APRIL 2, 1999

Dear Stockholder:

                    You are cordially invited to join us at our 1999 Annual Meeting of Stockholders to be held on Wednesday, May 19, 1999, beginning at 10:00 A.M., C.D.T., at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama. At the meeting, we will consider the election of directors, the selection by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Company, and any other business as may properly come before the Annual Meeting.

                    Stockholders of the Company who are unable to be present personally at the Annual Meeting may vote by proxy. The enclosed Notice and Proxy Statement contain important information concerning the matters to be considered, and we urge you to review them carefully. You will also find enclosed a copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998, which we encourage you to read.

                    It is important that your shares be voted at the meeting. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed form of proxy promptly so that the Company may be assured of the presence of a quorum. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy.

                    We look forward to seeing you on May 19th.

                                Sincerely yours,

                              CAVALIER HOMES, INC.

                              /s/ Barry B. Donnell
                                Barry B. Donnell
                              Chairman of the Board

                             /s/ David A. Roberson
                                David A. Roberson
                      President and Chief Executive Officer

                              CAVALIER HOMES, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 19, 1999


TO THE STOCKHOLDERS OF CAVALIER HOMES, INC.:

                    The Annual Meeting of Stockholders of Cavalier Homes, Inc., a Delaware corporation (the "Company"), will be held at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama, on Wednesday, May 19, 1999, at 10:00 A.M., C.D.T., for the following purposes:

                    (1)    To elect nine directors;

                    (2) To consider the ratification and approval of the appointment by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Company; and

                    (3) To transact such other business as may properly come before the meeting.

                     Details respecting these matters are set forth in the accompanying Proxy Statement.

                     Holders of record of the Common Stock of the Company at the close of business on March 22, 1999, are entitled to notice of and to vote at the Annual Meeting. A list of the stockholders of the Company who are entitled to vote at the Annual Meeting will be available for inspection for a period of ten days prior to the Annual Meeting at 800 Shades Creek Parkway, Birmingham, Alabama, and at the Annual Meeting, for any purpose germane to the meeting. The meeting may be adjourned from time to time without notice other than such notice as may be given at the meeting or any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjourned meeting.

                     You are cordially invited to attend the Annual Meeting of the Stockholders of your Company, and we hope you will be present at the meeting.

                     WHETHER YOU PLAN TO ATTEND OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED FORM OF PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE MEETING. A postage-paid envelope is enclosed for your convenience in returning your proxy to the Company.

                       BY ORDER OF THE BOARD OF DIRECTORS


                                /s/ Michael R. Murphy


                                Michael R. Murphy
                                    Secretary


Post Office Box 540
Highway 41 North and Cavalier Road
Addison, Alabama 35540
April 2, 1999

                              CAVALIER HOMES, INC.
                               POST OFFICE BOX 540
                       HIGHWAY 41 NORTH AND CAVALIER ROAD
                             ADDISON, ALABAMA 35540

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 19, 1999

                  The accompanying proxy is solicited on behalf of the Board of Directors of Cavalier Homes, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders and any adjournments thereof (the "Annual Meeting") to be held at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama, on Wednesday, May 19, 1999, at 10:00 A.M., C.D.T. This Proxy Statement and the enclosed form of proxy are first being mailed or given to stockholders on or about April 2, 1999.

                               GENERAL INFORMATION

OUTSTANDING VOTING SHARES; VOTING PROCEDURES

                  Holders of record of the Common Stock of the Company outstanding at the close of business on March 22, 1999, are entitled to notice of, and to vote at, the Annual Meeting. A total of 17,974,137 shares of Common Stock were outstanding on such date and will be entitled to vote at the Annual Meeting. Each holder of shares of Common Stock entitled to vote has the right to one vote for each share held of record on the record date for each matter to be voted upon.

                  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company entitled to vote, consisting of at least 8,987,069 shares, is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining the presence or absence of a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by "broker non-votes" will be treated as present for purposes of determining a quorum. In accordance with the Amended and Restated By-laws of the Company, as amended (the "By-laws"), the nine nominees receiving the highest vote totals will be elected as directors of the Company. Accordingly, assuming the presence of a quorum, abstentions and broker non-votes will not affect the outcome of the election of directors at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required (i) for the approval and ratification of the selection of the Company's independent auditors, and (ii) for approval of all other matters. Abstentions and broker non-votes will be included for purposes of determining whether the requisite number of affirmative votes have been cast with respect to the ratification of the selection of the Company's independent auditors and approval of any other matters coming before the stockholders meeting; and, accordingly, will have the same effect as a negative vote.

VOTING YOUR PROXY

                  Proxies, in the form enclosed, properly executed by a stockholder and returned to the Board of Directors of the Company, with instructions specified thereon, will be voted at the Annual Meeting in accordance with such instructions. If no specification is made, a properly executed proxy will be voted in favor of:

                  (i) The election to the Board of Directors of the nine nominees named in this Proxy Statement; and

                  (ii) The ratification of action taken by the Board of Directors in selecting Deloitte & Touche LLP as independent public accountants for the Company.

                  As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented for consideration or action at the Annual Meeting other than the matters stated above. If any other matters properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matters.

                  A stockholder may revoke a proxy by notice in writing delivered to the Secretary of the Company, Michael R. Murphy, at any time before it is exercised. A proxy may also be revoked by attending the Annual Meeting and voting in person. The presence of a stockholder at the Annual Meeting will not automatically revoke a proxy previously given to the Company.

COSTS OF SOLICITATION

                  The cost of soliciting proxies, including the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. The Company may reimburse investment bankers, brokers and other nominees for their expenses incurred in obtaining voting instructions from beneficial owners of Common Stock held of record by such investment bankers, brokers and other nominees; however, the Company has not entered into any written contract or arrangement for such repayment of expenses. In addition to the use of mails, proxies may be solicited by personal interview, telephone or facsimile machine by the directors, officers and employees of the Company, without additional compensation.

                              ELECTION OF DIRECTORS

                  The By-laws of the Company provide for a Board of Directors of not fewer than one nor more than ten members, the exact number to be determined by resolution of the Board of Directors. The present Board of Directors has fixed the number of directors at nine members and proposes the election of the nine persons listed below, each of whom has consented to being named and to serving in such capacity as directors until the next Annual Meeting of Stockholders and until their successors are duly elected and shall have qualified. Unless otherwise directed, it is intended that shares of Common Stock represented by all proxies received by the Board of Directors will be voted in favor of the nominees listed below. Should any such nominee become unable or decline to accept election, which is not anticipated, it is intended that such shares of Common Stock will be voted for the election of such person or persons as the Board of Directors may recommend.

                  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES SET FORTH BELOW.

                  The following table sets forth certain information concerning each nominee, each of whom is currently serving as a director:

Name                                         Age          Principal Occupation                   Director Since
----                                         ---          --------------------                   --------------
Thomas A. Broughton, III                     43           President of First Commercial               1986
                                                          Bank (a state banking corporation)

Barry B. Donnell                             59           Chairman of the Board                       1986
                                                          of the Company

Lee Roy Jordan                               57           President of Lee Roy Jordan                 1993
                                                          Redwood Lumber Company
                                                          (lumber supply business) and
                                                          Southern Valve Services, Inc.
                                                          (remanufacturer and installer
                                                          of industrial valves)

A. Douglas Jumper, Sr.                       67           President of S & J Steel Builders, Inc.     1997

Mike Kennedy                                 39           Senior Vice President                       1997
                                                          of Belmont Homes, Inc.

John W Lowe                                  57           Partner, Lowe, Mobley                       1984
                                                          & Lowe (law firm)

Gerald W. Moore                              66           Certified Public Accountant                 1996

Michael R. Murphy                            53           Vice President, Chief Financial             1997
                                                          Officer and Secretary-Treasurer
                                                          of the Company

David A. Roberson                            42           President and Chief Executive               1996
                                                          Officer of the Company

                  Messrs. Jumper and Kennedy became members of the Board of Directors effective upon the merger involving Belmont Homes, Inc. ("Belmont"), pursuant to which Belmont became a wholly owned subsidiary of the Company as of December 31, 1997. The Estate of Mr. Kennedy's father, Jerold Kennedy (former President and Chief Executive Officer of Belmont), an Alabama corporation that originally owned the initial Belmont manufacturing facility ("BHIA"), Belmont, certain other corporate entities (the "Other Corporations"), and certain other named and unnamed individual officers, employees, agents and directors of BHIA, Belmont and the Other Corporations, have been sued in the Circuit Court of Madison County, Alabama (Case Number CV 97-2297) by three individuals who state that they formerly owned a majority of the stock of BHIA, alleging breach of fiduciary duties, misrepresentation, deceit, suppression and civil conspiracy in connection with the sale of their stock in BHIA in February 1989. In addition to certain other allegations, these plaintiffs claim that Jerold Kennedy, along with others who allegedly conspired with him, misrepresented and omitted certain facts to them regarding his attempts to hire a production manager, that Belmont later hired the production manager, and that the plaintiffs would not have sold their stock in BHIA in the absence of these alleged misrepresentations and omissions. The plaintiffs request in their complaint an unspecified amount of compensatory and punitive damages and/or equitable relief, including a constructive trust, and also have filed a separate claim against the Estate of Jerold Kennedy in the Probate Court of Franklin County, Alabama (Case Number 97-051), alleging essentially the same facts and seeking substantial compensatory damages and punitive damages and a constructive trust over the stock held in the estate. In May, 1998, the Circuit Court of Madison County, Alabama, upon motion of the defendants, transferred the Madison County action to the Circuit Court of Franklin County, Alabama, and the plaintiffs subsequently appealed this decision to transfer to the Alabama Supreme Court. For further information regarding these proceedings, see the Company's Annual Report on Form 10-K for the year ended December 31, 1998, under the heading "Legal Proceedings."

                  Each nominee for the Board of Directors listed above has occupied the position indicated for at least the last five years, with the exception of Messrs. Kennedy, Jumper, Murphy and Roberson. Mr. Kennedy was a sales representative for Fabwell, Inc., a metal fabricating company, from March 1990 until October 1993. Since October 1993, Mr. Kennedy has served Belmont in various capacities, including as Acting Senior Vice President of Administration from March 31, 1997 to September 5, 1997, and as Senior Vice President of Administration of Belmont from September 5, 1997 to December 31, 1997. Mr. Kennedy served as a director of Belmont from July 31, 1997 to December 31, 1997. Mr. Jumper served as Chairman of the Board of Directors of Belmont from 1993 to December 1997. Mr. Jumper is also a director of BancorpSouth, Inc., a bank holding company headquartered in Tupelo, Mississippi. Mr. Murphy was Controller of Peerless Coatings, Inc. for the five years prior to his joining the Company in June 1995 as Corporate Controller. Mr. Murphy served in that capacity until his appointment as the Company's Chief Financial Officer and Secretary-Treasurer in October 1996. Mr. Roberson served as the Company's Chief Financial Officer and Secretary-Treasurer prior to becoming President and Chief Executive Officer in October 1996.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

                  During 1998, the Board of Directors of the Company held four regular meetings. In addition, the Board of Directors held five special meetings in which the directors participated by conference telephone. Each director attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of all committees on which he served held in 1998.

                  The Company currently pays each nonemployee director $2,500, and each director who is employed by the Company $1,250, for each regular Board meeting at which he is in attendance. Each director who participates in a telephone conference Board meeting receives $250 per meeting. Directors who are members of committees also receive $750 for attendance for each committee meeting held on a date when no Board meeting is held and $250 for each committee meeting held by conference telephone. Directors are also reimbursed for travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

                  Pursuant to the Company's 1993 Amended and Restated Nonemployee Directors Stock Option Plan (the "Nonemployee Directors Plan"), options to purchase 20,000 shares of Common Stock are granted to each nonemployee director upon first being elected to the Board of Directors. In addition to such initial grants, annually on January 2, each nonemployee director who has served as a director of the Company during the calendar year immediately preceding such date receives an option to purchase 5,000 shares of Common Stock; provided, however, that no director of the Company may be granted options to purchase more than 125,000 shares of stock under the Nonemployee Directors Plan. All such options are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Nonemployee Directors Plan generally have a term of ten years, and are exercisable at any time beginning six months after the date of grant; provided, however, that no option is exercisable unless at all times during the period from the date of grant and ending twelve months before the date of exercise, the optionee was a director of the Company.

                  The Board of Directors has three standing committees: the Executive Committee, the Compensation Committee and the Audit Committee. The Executive Committee is composed of David A. Roberson, Michael R. Murphy and John W Lowe and is authorized to act in place of the full Board of Directors in certain circumstances. The Compensation Committee, which held seven meetings during 1998, is currently composed of Thomas A. Broughton, III, Lee Roy Jordan, John W Lowe, Gerald W. Moore and A. Douglas Jumper, Sr. The Compensation Committee administers the Company's stock option plans (other than the Nonemployee Directors Plan) and sets the compensation of the executive officers of the Company. In certain instances when the Compensation Committee needs to take actions that are designed to meet exemptions provided for stock awards under Section 16(b) and Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to permit the deductibility by the Company of executive compensation in excess of $1,000,000 under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, and all members of the Compensation Committee do not meet the definition of "Non-employee Directors" or "Outside Directors" under Rule 16b-3 and Section 162(m), respectively, these actions may be taken by separate committees or sub-committees of the Board of Directors or the Compensation Committee or may otherwise be structured to meet the requirements of these rules. During 1998, Messrs. Jumper and Moore functioned as the Non-employee Director Sub-committee for purposes of Rule 16b-3 and held two meetings. Messrs. Broughton and Moore functioned as the Outside Directors Sub-committee for purposes of Section 162(m) and held two meetings. These directors received no additional compensation for serving in these capacities.

                  The Audit Committee held one meeting during 1998. The Audit Committee is currently composed of Thomas A. Broughton, III, Lee Roy Jordan, John W Lowe, Gerald W. Moore and A. Douglas Jumper, Sr. The Audit Committee, among other things, recommends the selection each year of the Company's independent public accountants, reviews and evaluates the Company's financial statements for reliability and informativeness, reviews the external and internal audit procedures, scope and controls practiced by the Company's independent public accountants and its internal accounting personnel, and evaluates the services performed and fees charged by the Company's independent public accountants to determine, among other things, that the non-audit services performed by such auditors do not compromise their independence.

                    RATIFICATION AND APPROVAL OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

                  The Board of Directors of the Company has unanimously selected, subject to ratification by the stockholders, the accounting firm of Deloitte & Touche LLP as the independent public accountants for the Company for fiscal year 1999. Deloitte & Touche LLP has served as the Company's auditors since 1984. Ratification of the selection of auditors is being submitted to the stockholders of the Company because the Board of Directors believes it is an important corporate decision in which stockholders should participate. If the stockholders do not ratify the selection of Deloitte & Touche LLP or if Deloitte & Touche LLP shall decline to act, resign or otherwise become incapable of acting, or if its engagement is otherwise discontinued, the Board of Directors will select other auditors for the period remaining until the 2000 Annual Meeting of Stockholders when engagement of auditors is expected to again be subject to ratification by the stockholders at such meeting.

                  Representatives of Deloitte & Touche LLP will be in attendance at the Annual Meeting and will be provided an opportunity to address the meeting and to respond to appropriate questions from stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION AND APPROVAL OF DELOITTE & TOUCHE LLP.

                  EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

EXECUTIVE OFFICERS

                  The following table sets forth certain information concerning the executive officers of the Company, who are elected annually by the Board of
Directors:

Name                                      Age                   Position with the Company
----                                      ---                   -------------------------
David A. Roberson                         42                    President and Chief Executive Officer

Barry B. Donnell                          59                    Chairman of the Board

Michael R. Murphy                         53                    Vice President, Chief Financial Officer
                                                                   and Secretary-Treasurer

                  Messrs. Roberson's, Donnell's and Murphy's business experience is set forth above under the heading "Election of Directors."

OWNERSHIP OF EQUITY SECURITIES

                  Set forth below is information as of March 22, 1999, with respect to the beneficial ownership of the Common Stock of the Company by (a) each of the directors of the Company (which directors also constitute the nominees for election as directors at the Annual Meeting), (b) the Company's President and Chief Executive Officer and the two other executive officers of the Company, and (c) all directors and executive officers of the Company as a group.

           Name of                           Amount and Nature of
      Beneficial Owner                       Beneficial Ownership                        Percent of Class(1)
      ----------------                       --------------------                        ----------------
Thomas A. Broughton, III                           148,224(2)                                         *%

Barry B. Donnell                                   871,123(3)                                       4.8%

Lee Roy Jordan                                      58,514(4)                                         *%

A. Douglas Jumper, Sr.                             565,766(5)                                       3.1%

Mike Kennedy                                        58,200(6)                                         *%

John W Lowe                                        180,001(7)                                       1.0%

Gerald W. Moore                                     29,250(8)                                         *%

Michael R. Murphy                                   95,768(9)                                         *%

David A. Roberson                                  219,596(10)                                      1.2%

Directors and Executive Officers
      as a Group (nine persons)                  2,226,442(11)                                     11.8%

     The following persons have reported ownership in the Company at a level greater than 5%, according to statements on Schedule 13G as filed by such persons with the Securities and Exchange Commission:

     Name and Address of                     Amount and Nature of
      Beneficial Owner                       Beneficial Ownership                        Percent of Class
      ----------------                       --------------------                        ----------------
Thomson Horstmann & Bryant, Inc.
   Park 80 West, Plaza Two
   Saddle Brook, NJ 07663                         1,632,226(12)                                 9.1%

Private Capital Management, Inc.
  3003 Tamiami Trail North
  Naples, Florida 33940                           2,042,540(13)                                11.4%


------------------------------
    * Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.

   (1) Beneficial ownership in the foregoing table is based upon information furnished by the persons listed. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of March 22, 1999, that such person or group has the right to acquire within sixty days after such date, or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing beneficial ownership and the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within sixty days after such date are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated in these notes to the foregoing table, the beneficial owners named in the table have sole voting and investment power with respect to the shares of Common Stock reflected.

    (2) Includes 16,477 shares beneficially owned in an Individual Retirement Account and 85,857 shares issuable pursuant to stock options presently exercisable as of March 22, 1999, or within 60 days thereafter.

    (3) Includes 290,000 shares issuable pursuant to stock options presently exercisable as of March 22, 1999, or within 60 days thereafter, 15,000 shares held by the Donnell Foundation, of which Mr. Donnell is co-trustee, and 80 shares held by T&C Investments Club, in which Mr. Donnell is a member.

    (4) Includes 58,514 shares issuable pursuant to stock options presently exercisable as of March 22, 1999, or within 60 days thereafter.

    (5) Includes 26,200 shares issuable pursuant to stock options presently exercisable as of March 22, 1999, or within 60 days thereafter.

    (6) Includes 39,200 shares issuable pursuant to stock options presently exercisable as of March 22, 1999, or within 60 days thereafter.

    (7) Includes 51,484 shares issuable pursuant to stock options presently exercisable as of March 22, 1999, or within 60 days thereafter.

    (8) Includes 27,250 shares issuable pursuant to stock options presently exercisable as of March 22, 1999, or within 60 days thereafter.

    (9) Includes 87,500 shares issuable pursuant to stock options presently exercisable as of March 22, 1999, or within 60 days thereafter, 2,700 shares held in Mr. Murphy's Individual Retirement Account and 1,700 shares held in his wife's Individual Retirement Account. Mr. Murphy disclaims beneficial ownership of the shares held in his wife's Individual Retirement Account.

    (10) Includes 4,218 shares beneficially owned in an Individual Retirement Account and 13,927 shares owned by the minor children of Mr. Roberson. Includes 165,000 shares issuable pursuant to stock options presently exercisable as of March 22, 1999, or within 60 days thereafter.

    (11) See notes 1-10 above.

    (12) In a Schedule 13G/A filed by Thomson Horstmann & Bryant, Inc. ("TH&B"), dated January 22, 1999, TH&B, a registered investment advisor, reported having sole voting power of 1,006,959 of such shares, shared voting power of 29,204 of such shares and sole dispositive power of all 1,632,226 of such shares.

    (13) In a Schedule 13G/A filed by Private Capital Management, Inc. ("PCM"), Mr. Bruce S. Sherman, SPS Partners, LP ("SPS") and Mr. Michael J. Seaman, dated February 17, 1999, PCM, a registered investment advisor, reported having sole voting power and sole dispositive power of 16,000 shares, and shared dispositive power of 2,026,540 shares beneficially owned by PCM on behalf of its clients. SPS acts as the Investment Advisor for the Entrepreneurial Value Fund, L.P. ("EVF"), and exercises shared dispositive power of 100,000 shares. As president of PCM and the Managing General Partner of SPS, Mr. Sherman shares dispositive power with respect to shares for which either PCM or SPS has sole or shared dispositive power (2,142,540 shares), and Mr. Sherman has sole voting and dispositive power over an additional 14,100 shares. Mr. Seaman is an employee of PCM and has sole voting and dispositive power of 32,000 shares. Mr. Seaman (i) does not exercise sole or shared voting or dispositive power with respect to shares for which PCM, SPS, or Mr. Sherman exercises voting or dispositive power,
(ii) disclaims beneficial ownership of shares for which PCM, SPS, or Mr. Sherman exercises voting or dispositive power, and (iii) disclaims, along with Mr. Sherman, the existence of a group.

                             EXECUTIVE COMPENSATION

                  The following tables, graphs and other information provide details concerning executive compensation.

PERFORMANCE GRAPH

                  The following indexed graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of (i) the Standard and Poor's 500 Stock Index and (ii) a group of public companies, each of which is engaged in the business of designing, producing and selling manufactured homes. The industry group companies included in the index are Champion Enterprises, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Kit Manufacturing Company, Liberty Homes, Inc., Nobility Homes, Inc., Oakwood Homes Corporation and Skyline Corporation.




                                     [GRAPH]


                                  1993       1994      1995      1996      1997      1998
                                  ----       ----      ----      ----      ----      ----
Cavalier Homes, Inc.             100.00      71.75    172.79    180.78    155.16    183.22
S&P 500                          100.00     101.32    139.40    171.40    228.59    293.91
Peer Group                       100.00      87.75    138.66    139.74    187.24    164.73

REPORT OF THE COMPENSATION COMMITTEE

                  GENERAL. The Compensation Committee of the Board of Directors currently consists of five directors, Thomas A. Broughton, III, Lee Roy Jordan, John W Lowe, Gerald W. Moore and A. Douglas Jumper, Sr. The Compensation Committee is responsible for establishing the base salary and annual bonus of the Company's executive officers. The Compensation Committee also reviews other matters relating to compensation of the Company's executive officers and administers the terms, conditions and policies of, and the benefits granted under, the Company's 1988 Nonqualified Stock Option Plan, the 1986 Long Term Incentive Compensation Plan, the 1993 Amended and Restated Nonqualified Stock Option Plan, the Employee Stock Purchase Plan (the "ESPP"), the 1996 Key Employee Incentive Stock Option Plan (the "1996 Plan") and the Executive Incentive Compensation Plan (the "EICP"). In addition, the Compensation Committee is responsible for administering options granted under the Belmont Homes, Inc. 1994 Incentive Stock Plan that were converted in the merger involving Belmont into options to purchase shares of the Company's Common Stock. For a further description of the functioning of the Compensation Committee, and the use of the Non-Employee Director and the Outside Director sub-committees, see above under the heading "Information Regarding Board of Directors and Committees." For purposes of this report, references to actions of the Compensation Committee include actions that are taken by these sub-committees or otherwise structured to comply with Rule 16b-3 and Section 162(m).

                  COMPENSATION POLICIES. The Compensation Committee believes that the most effective executive compensation program is one which provides incentives to achieve both increased current profitability and longer term stockholder value. In this regard, the Compensation Committee believes executive compensation should be comprised of a reasonable annual base salary and an annual cash bonus program that rewards the executive officers in a manner directly related to the annual profitability of the Company. Annual bonuses are payable under the EICP based on corporate performance in comparison to targets previously set by the Compensation Committee. The Compensation Committee further believes that annual base salary and bonus arrangements should be supplemented with equity-based programs, pursuant to which the Company affords the ownership and retention of the Company's Common Stock by its executive officers and other key employees. The Compensation Committee endorses the proposition that equity ownership by management is beneficial because it aligns management's and stockholders' interest in the enhancement of stockholder value. The Compensation Committee feels that the combination of these programs helps to assure that the Company's executive officers and other key employees have a meaningful stake in the Company, its value, and its long-term and short-term performance.

                  The Compensation Committee determines base salary, bonus and other components of executive compensation upon the basis of corporate performance, judged by revenues, earnings, stock trading prices, and strategies, and on the basis of the Compensation Committee's subjective perception of a particular executive's performance and worth to the Company, the Company's past compensation practices and a comparison of the Company's executive compensation with the compensation paid by other companies in the same industry (which generally are the companies included in the industry group included in the index for the performance graph set forth above) and, to a lesser extent, a random selection of other companies. The Compensation Committee's decisions respecting stock option grants generally are made using the same criteria discussed above, and take into consideration the number of unexercised options held by the executive officers, exercise prices and market prices of the Company's Common Stock. In making executive compensation decisions, the Compensation Committee considers the views of Mr. Roberson and Mr. Donnell and information provided by them.

                  In late 1997 and early 1998, the Compensation Committee, with the assistance of an executive compensation consultant, undertook a review of its executive compensation policies and implemented certain changes that took effect in 1998. Based upon the recommendations of the consultant and its finding that Cavalier's executive officer base salaries were generally below market, the Compensation Committee decided to raise the base salaries of its executive officers, but to lower the amount of cash bonuses that could be earned by the executives under the EICP and to revise the formula for earning bonuses under the EICP in a manner that is designed to increase the risk to the executives in earning the bonus payments. Under the revised annual incentive program, the bonus is still calculated as a percentage of incentive net income (as defined in the EICP), but uses a lower percentage at a defined targeted level of incentive net income and provides that the percentage of incentive net income paid into the bonus pool varies based on the degree of achievement of the defined incentive net income target. Other changes include the addition of a minimum level of performance, below which no incentive would be paid, and a maximum payment or "cap" on the amount of bonus which can be received. Subsequent to the implementation of these new bonus arrangements, the Company adopted a deferred compensation plan for its executive officers and employee directors which permits them to defer some or all of their bonuses, to elect to have these amounts deemed invested in one or more investment options established under the plan, and to receive the amounts in their deferral account upon the occurrence of a distributable event, which includes attainment of a certain age (i.e., between 65 and 70), death, disability (as defined in the plan), termination of employment and a change in control of the Company (as defined in the plan).

                  As part of the restructuring of executive compensation, the Compensation Committee revised its approach to granting stock-based compensation and implemented the long-term incentive feature provided for under the EICP. The Compensation Committee adopted the approach of providing annual grants of stock options in more conservative amounts to the Company's executive officers, whereas in the past the Compensation Committee had granted options less frequently but in greater amounts. The Compensation Committee believes this approach enables it to monitor more closely this component of compensation and to create more incentive for the executive to remain with the Company. In addition, in January 1998, the Company's Board of Directors adopted a policy that, in the event of any cancellation and repricing of options under the Company's 1996 Plan, the Company's Board of Directors will use all reasonable efforts to insure that the committee administering the Company's 1996 Plan requires that such cancellation and repricing be approved or ratified by the stockholders of the Company. With respect to implementing the long-term incentive feature of the EICP, the Compensation Committee established two long-term performance periods, one for the period 1998-1999 and the other for the period 1998-2000. Long-term incentive compensation would be payable based on the Company's performance during these periods for average return on equity and average growth in earnings per share (as such terms are defined in the EICP) as compared to the performance of a defined industry peer group with respect to these criteria. The Company currently anticipates establishing a new similar three-year performance period at the beginning of each year in the future. The program provides for a targeted incentive amount and a maximum potential payment, and also provides that a reduced payment will be made in the event a threshold level of incentive net income for the Company is not achieved. The long-term incentive compensation is generally payable following the end of a performance period in the form set forth in the EICP, which provides that the Compensation Committee will determine at the time it certifies performance following the end of a long-term performance period the percentage of the payment, if any (but not to exceed 40%), that will be paid in the form of restricted stock under the terms of the EICP and the 1996 Plan, with the balance being paid in cash. The number of shares of restricted stock equals the amount which could be purchased with such percentage of long-term incentive compensation applying a 20% or 30% discount from fair market value (as defined in the EICP), as elected by the executive, with a two-year restriction period on the 20% discount and a three-year restriction period on the 30% discount.

                  The Compensation Committee believes these changes are beneficial because they are designed to lower the cash component of executive compensation, to adjust the previous program's emphasis on the bonus component of cash compensation, to enhance the executive's incentive by increasing the risk associated with the non-salary component of cash compensation, and to increase the executive's focus on the Company's long-term performance.

                  The Compensation Committee during 1998 also retained the executive compensation consultant to consider and make a recommendation regarding the advisability of providing the Company's executive officers and other key employees with certain retention and severance agreements that would become applicable in the event of a change in control of the Company. The consultant recommended that these agreements be implemented due to the increasing consolidation in the industry and among corporations generally, the need for executives in these circumstances to consider the best interests of the Company's stockholders without concern for their own personal situation, and the need to retain experienced executives, both generally and during a transaction in the event a change in control should occur. Based on this recommendation, the compensation committee implemented change in control agreements with the executive officers and certain other key employees of the Company. These agreements are described in more detail elsewhere in this Proxy Statement under the heading "Retention and Severance Agreements."

                  CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Roberson's compensation for 1998 was established according to the policies, bases, relationships to corporate performance and restructuring of executive compensation that are discussed above as being applicable to the Company's executive officers generally. In accordance with the recommendations of the executive compensation consultant, Mr. Roberson's base salary was increased from $200,000 per annum in 1997 to $375,000 per annum in 1998. Mr. Roberson's 1998 bonus of $496,898 was based on the Company's financial performance in 1998, which improved over 1997 and which exceeded the target levels previously set by the Compensation Committee. Mr. Roberson was also granted an option to purchase 40,000 shares of the Company's common stock at $10.22 per share, which was equal to the fair market value of the common stock on the date of grant, and which was significantly less than the amount of the grant in the previous year. Mr. Roberson also became eligible to receive long-term compensation for the two long-term compensation periods described above.

                  During 1998, Mr. Roberson became a participant in the Company's deferred compensation plan described above and entered into a Retention and Severance Agreement with the Company, the terms of which are described in more detail elsewhere in this Proxy Statement under the heading "Retention and Severance Agreements." In keeping with similar agreements the Company has with Mr. Donnell and had with Mr. Roberson's predecessor, the Company and Mr. Roberson also entered into a Split Dollar Agreement, pursuant to which the Company pays the premiums on a life insurance policy for Mr. Roberson's benefit, with the Company being entitled to be reimbursed for the premiums paid out of the cash surrender value on cancellation of the policy or when the death benefits are paid.

Members of the Compensation Committee:    Thomas A. Broughton, III, Chairman
                                          Lee Roy Jordan
                                          A. Douglas Jumper, Sr.
                                          John W Lowe
                                          Gerald W. Moore

SUMMARY COMPENSATION TABLE

                  The following summary compensation table sets forth information concerning compensation for services in all capacities, including cash and non-cash compensation, awarded to, earned by or paid to the Company's Chief Executive Officer and the other executive officers of the Company in each of the last three fiscal years, unless otherwise noted.


                                                                                                  LONG-TERM
                                                                                                 COMPENSATION
                                                                                                 ------------
                                                                                                    AWARDS
                                                                                                    ------
                                                                   ANNUAL COMPENSATION            SECURITIES
                                                                   -------------------
                                                                                                   UNDERLYING          ALL OTHER
  NAME AND PRINCIPAL POSITION                             YEAR      SALARY          BONUS           OPTIONS           COMPENSATION
  ---------------------------                             ----      ------          -----           -------           ------------
David A. Roberson........................                 1998     $375,000(1)   $ 496,898(6)       40,000(7)         $  7,687(10)
    President and Chief Executive Officer                 1997     $200,000(2)   $ 486,482         125,000(7)(8)      $  9,688
                                                          1996     $180,000      $ 623,060          62,500            $  3,438

Barry B. Donnell.........................                 1998     $375,000(3)   $ 496,898(6)       40,000(7)         $  7,818(10)
    Chairman of the Board                                 1997     $200,000      $ 486,482         125,000(7)         $  9,862
                                                          1996     $200,000      $ 855,417         125,000            $  9,084


Michael R. Murphy........................                 1998     $175,000(4)   $ 238,511(6)       25,000(7)         $  7,525(10)
    Vice President, Chief Financial                       1997     $120,000(5)   $ 114,356          62,500(7)(9)      $  8,438
       Officer and Secretary-Treasurer                    1996     $ 60,000      $  19,750          12,500            $    787

------------------------
    (1) Includes $21,250 that Mr. Roberson directed the Company to withhold and use to purchase 2,388 shares of the Company's Common Stock at a weighted average price of $8.90 per share pursuant to the terms of the Company's Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, employees may elect to have a portion of their compensation withheld, subject to certain limits, to purchase shares of the Company's Common Stock. The purchase price for shares purchased under the ESPP is the lesser of 85% of the market price of the stock as of the first or last day of the applicable payment period. The payment periods under the ESPP are the six month periods beginning on each January 1 and July 1.

    (2) Includes $21,250 that Mr. Roberson directed the Company to withhold and use to purchase 2,500 shares of the Company's Common Stock at a weighted average price of $8.50 per share pursuant to the terms of the ESPP.

    (3) Includes $21,250 that Mr. Donnell directed the Company to withhold and use to purchase 2,500 shares of the Company's Common Stock at a weighted average price of $8.50 per share pursuant to the terms of the ESPP.

    (4) Includes $21,250 that Mr. Murphy directed the Company to withhold and use to purchase 2,367 shares of the Company's Common Stock at a weighted average price of $8.98 per share pursuant to the terms of the ESPP.

    (5) Includes $11,440 that Mr. Murphy directed the Company to withhold and use to purchase 1,365 shares of the Company's Common Stock at a weighted average price of $8.38 per share pursuant to the terms of the ESPP.

    (6) Includes amounts that the executive officers directed to be withheld and paid into the Company's Deferred Compensation Plan in the amount of $18,372 for Messrs. Roberson and Donnell and $8,815 for Mr. Murphy. The Deferred Compensation Plan permits the executive officers and employee directors of the Company and certain of its affiliates to defer a portion of their compensation and have it deemed invested in one of several investment options selected by the employee. Upon the first to occur of the employee's 70th birthday (or other date between the employee's 65th and 70th birthday), disability, death, termination of employment, a change in control of the Company, or some other event designated by the employee and approved by the committee administering the plan, the employee will be entitled to receive the balance of the amounts deferred by the employee and any investment returns on such amounts.

   (7) Options granted to executive officers during 1998 and 1997 were granted pursuant to the Company's Key Employee Stock Incentive Plan (the "1996 Plan"). The 1996 Plan provides for, among other things, the granting of both incentive and non-qualified stock options. Options granted under the 1996 Plan are generally exercisable six months after the grant date and expire ten years from the date of grant.

   (8) Includes shares of Common Stock underlying an option to purchase 62,500 shares granted on January 17, 1997, which option replaced an option to purchase 62,500 shares originally granted on May 15, 1996.

   (9) Includes shares of Common Stock underlying an option to purchase 12,500 shares granted on January 17, 1997, which option replaced an option to purchase 12,500 shares originally granted on July 25, 1996.

   (10) Includes the following for 1998: (i) matching contributions made by the Company to its 401(k) plan during 1998 on behalf of Messrs. Roberson and Donnell in the amount of $1,687 and on behalf of Mr. Murphy in the amount of $1,525;
(ii) directors' fees paid by the Company in 1998 to Messrs. Roberson, Donnell and Murphy in the amount of $6,000 each; and (iii) amounts paid in connection with a split dollar insurance agreement between the Company and an irrevocable insurance trust established by Mr. Donnell, which provides for the Company to be reimbursed for premiums paid for life insurance, less the amounts attributable to term insurance, upon the earlier of the cancellation of the policy or the death benefits are paid. The amount reflected in the column includes a portion of the premium payment that is attributable to term insurance coverage for Mr. Donnell, which is $130.86, as determined by tables supplied by the Internal Revenue Service.

INFORMATION CONCERNING STOCK OPTIONS

1998 STOCK OPTION GRANTS

                  During 1998, the Company granted options to purchase 105,000 shares of its Common Stock to its executive officers, as summarized in the following tables.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                  PERCENTAGE OF                                        POTENTIAL REALIZABLE VALUE
                      NUMBER      TOTAL OPTIONS                                       AT ASSUMED ANNUAL RATES OF
                   OF SECURITIES   GRANTED TO                                          STOCK PRICE APPRECIATION
                    UNDERLYING      EMPLOYEES       EXERCISE PRICE                          FOR OPTION TERM*
                      OPTIONS       IN FISCAL         PER SHARE     EXPIRATION       ----------------------------
      NAME            GRANTED         YEAR             ($/SH)          DATE            5%($)        10%($)
-----------------  -------------  -------------     --------------  -----------     ----------     ---------
David A. Roberson     40,000         5.5 %            10.21875        1/23/08          255,025      648,200

Barry B. Donnell      40,000         5.5 %            10.21875        1/23/08          255,025      648,200

Michael R. Murphy     25,000         3.5 %            10.21875        1/23/08          159,390      405,125

---------------------
      * The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company's Common Stock. The gains reflect future value based upon growth at these prescribed rates. Stock options have value to recipients, including the listed executives, only if the market price of the Company's Common Stock increases above the option exercise price reflected in the table during the period the option remains exercisable.

                  During 1998, no options to purchase shares of Common Stock were exercised by the named executive officers. Stock options to purchase 105,000 shares were granted to these persons during 1998, and an aggregate of 542,500 shares were subject to stock options that were unexercised at the end of the year. The following table summarizes the foregoing:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                                       NUMBER OF SECURITIES
                                                                            UNDERLYING           VALUE OF UNEXERCISED
                                                                            UNEXERCISED              IN-THE-MONEY
                                                                            OPTIONS AT             OPTIONS AT FISCAL
                                                                         FISCAL YEAR-END (#)           YEAR-END ($)
                                      SHARES ACQUIRED     VALUE            EXERCISABLE/               EXERCISABLE/
NAME                                  ON EXERCISE (#)    REALIZED ($)      UNEXERCISABLE             UNEXERCISABLE(1)
----                                  ---------------    ------------      -------------             -------------
David A. Roberson......................      --          $   --            165,000/0                 $140,000/$0
Barry B. Donnell.......................      --          $   --            290,000/0                 $140,000/$0
Michael R. Murphy......................      --          $   --             87,500/0                 $ 75,781/$0

        (1) A fair market value of $11.375 per share is used to calculate the value of unexercised options, which is based upon the closing sale price of the Company's Common Stock on the New York Stock Exchange on December 31, 1998, the final trading day of 1998. The actual value, if any, a person may realize as a result of an option will depend on the excess of the stock price over the exercise price on the date the option is exercised.

RETENTION AND SEVERANCE AGREEMENTS

                  In August, 1998, the Company entered into Retention and Severance Agreements (the "Retention Agreements") with Messrs. Roberson, Donnell and Murphy. The Retention Agreements provide that in the event the executive officer's employment with the Company is involuntarily terminated (including a constructive termination, as defined in the agreement) within two years following a change in control for reasons other than cause, disability, or retirement (as such terms are defined in the agreement) or death (an "Involuntary Termination"), the executive officer will be entitled to a lump sum payment equal to his base salary through the date of termination plus certain bonus and incentive amounts earned but not yet paid to, and prorated amounts for bonuses and incentive compensation not yet earned by, the executive officer under the Company's bonus and incentive plans. In addition, upon an Involuntary Termination, Messrs. Roberson and Donnell will be entitled to severance pay equal to 2.99 times the sum of, and Mr. Murphy will be entitled to severance pay equal to 2.00 times the sum of, such executive officer's annual base salary, the average annual bonus received by the executive officer for the three years immediately preceding the date of termination, and the amount most recently paid under the Company's performance based long-term incentive program (or deemed paid under the terms of the agreement if no amounts have yet become due under the program).

                  Each Retention Agreement also provides that in the event the executive officer voluntarily terminates his employment within two years following a change in control for reasons other than disability, retirement or death or in connection with an event of constructive termination, as such terms are defined in the Retention Agreement (a "Voluntary Termination"), the executive officer will be entitled to a lump sum payment equal to his full base salary through the date of termination plus certain bonus and incentive amounts earned but not yet paid to, and prorated amounts for bonuses and incentive compensation not yet earned by, the executive officer under the Company's bonus and incentive plans. In addition, upon a Voluntary Termination, the executives will be entitled to severance pay equal to the sum of such executive officer's annual base salary, the average annual bonus received by the executive officer for the three years immediately preceding the date of termination, and the amount most recently paid under the Company's performance based long-term incentive program (or deemed paid under the terms of the agreement if no amounts have yet become due under the program).

                  Each Retention Agreement also provides that, in the event of an Involuntary Termination or a Voluntary Termination, the Company will maintain certain health insurance and other employment benefits for the executive officer until the earlier of (a) three years in the case of an Involuntary Termination or one year in the case of a Voluntary Termination, and (b) such time as the executive officer obtains substantially the same coverage from a new employer. The Retention Agreements further provide that additional "gross up" amounts are payable to the extent necessary for the net amount received by the executive under the Retention Agreements and other benefit agreements applicable to the executive to be the same as they otherwise would be in the absence of any "golden parachute" excise taxes payable under Section 280G of the Code. The Retention Agreements will terminate upon the earliest of the following: (1) termination of the executive officer's employment with the Company prior to a change in control; (2) the performance by the Company of all its obligations following a Voluntary Termination or an Involuntary Termination; or (3) August 26, 2003. At the time of entering into the Retention Agreements with Messrs. Roberson, Donnell and Murphy, the Company entered into similar agreements with certain other key employees of the Company on terms comparable to Mr. Murphy's agreement.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

                  The following directors of the Company currently serve as members of the Compensation Committee: Thomas A. Broughton, III, Lee Roy Jordan, John W Lowe, Gerald W. Moore and A. Douglas Jumper, Sr.

                  Mr. Lowe is a partner in the law firm of Lowe, Mobley & Lowe, which rendered legal services to the Company and its subsidiaries during 1998 and which the Company expects to continue to render legal services during 1999. Mr. Lowe also has an ownership interest in certain entities that lease certain facilities to the Company, as described below. During 1998, the Company and its subsidiaries paid Lowe, Mobley & Lowe legal fees in the aggregate amount of $323,286.

                  Until January, 1999, Cavalier Homes of Alabama ("Cavalier - Alabama"), a division of one of the Company's subsidiaries, leased a manufacturing facility, office premises and certain equipment from a partnership, the partners of which include the estate of the former President and Chief Executive Officer of the Company, Jerry F. Wilson, and John W Lowe, each of whom owns a one-third interest in such partnership. Mr. Lowe beneficially owns 180,001 shares (1%) of the Common Stock of the Company. During 1998, Cavalier - Alabama made rental payments to such partnership in the aggregate amount of $195,000. Cavalier - Alabama exercised its option under the lease to purchase the leased property for $1,900,000 in January, 1999. The Company believes that the payments made under this lease and the price paid for the property are reasonable compared to amounts that would have been paid to an unaffiliated entity for similar property.

                  Until January, 1999, Cavalier - Alabama leased another manufacturing facility from a partnership, the partners of which include David
A. Roberson, who owns a 10% interest in such partnership, and Jonathan B. Lowe and Michael P. Lowe, each of whom owns a 5% interest in such partnership and each of whom is a son of John W Lowe. The above-referenced partners of such partnership beneficially own, in the aggregate, 223,596 shares (1.2%) of the outstanding Common Stock of the Company, not including the shares of Common Stock beneficially owned by John W Lowe. During 1998, Cavalier - Alabama made rental payments to such partnership in the aggregate amount of $264,000. Cavalier - Alabama exercised its option under the lease to purchase the leased property for $1,500,000 in January, 1999. The Company believes that the payments made under this lease and the price paid for the property are reasonable compared to amounts that would have been paid to an unaffiliated entity for similar property.

                  Quality Housing Supply, LLC ("Quality"), a wholly owned subsidiary of the Company, leases a manufacturing facility from a corporation whose shareholders include Mike Kennedy, a director of the Company, Jonathan B. Lowe and Michael P. Lowe, each of whom owns 10% of the outstanding common stock of such corporation. These individuals beneficially own, in the aggregate, 62,200 shares (less than 1%) of the outstanding Common Stock of the Company. The lease expires in July, 2004 and provides for rental payments to be made by Quality in the amount of $150,000 per year until July, 2000, at which time annual rental payments will be increased to $180,000 per year. Quality made rental payments under the lease in the amount of $150,000 in 1998 and expects to make rental payments in the amount of $150,000 in 1999. The lease further provides that Quality has the option to purchase the leased property at any time during the term of the lease for $1,125,000, subject to adjustment based on changes in the consumer price index if such purchase is made on or after July 1, 2000. The Company believes that the payments made and to be made under the lease are reasonable compared to amounts that would be paid to an unaffiliated entity for similar property.

                  Quality also leases a warehouse from a corporation in which John W Lowe owns a 25% interest. This lease expires in April, 1999, but may be renewed for an additional five years at the option of Quality. The lease provides for rental payments to be made by Quality in the amount of $72,000 per year during the initial lease term. If Quality exercises its right to renew this lease, the rent payable under the lease will be adjusted based on the consumer price index, but in no event will the annual rent be less than $90,000. Quality made rental payments under the lease in the amount of $72,000 in 1998 and expects to make rental payments in the amount of $84,000 in 1999. The lease further provides that Quality has the option to purchase the leased property for $850,000, subject to adjustment based on changes in the consumer price index if such purchase occurs following the initial lease term. The Company believes that the payments made and to be made under the lease are reasonable compared to amounts that would be paid to an unaffiliated entity for similar property.

                  In June 1998, the Company entered into a $35 million revolving, warehouse and term loan agreement (the "Credit Facility") with First Commercial Bank which amended the previous Credit Facility entered into in February 1994 and the amendment thereto entered into in March 1996. The Credit Facility contains a revolving line of credit which provides for borrowings (including letters of credit) of up to 80% and 50% of the Company's eligible (as defined) accounts receivable and inventories, respectively, up to a maximum of $10 million. Interest is payable under the revolving line of credit at the bank's prime rate or, if elected by the Company, the 90-day LIBOR rate plus 2.5%. The warehouse and term loan agreements contained in the Credit Facility provide for borrowings of up to 80% of the Company's eligible (as defined) installment sales contracts, up to a maximum of $25 million. Interest on term notes is fixed for a period of five years from issuance at a rate based on the weekly average yield on five-year treasury securities averaged over the preceding 13 weeks, plus 1.95%, and floats for the remaining two years at a rate (subject to certain limits) equal to the bank's prime rate plus .75%. The warehouse component of the Credit Facility provides for borrowings of up to $25 million with interest payable at the bank's prime rate or, if elected by the Company, the 90-day LIBOR rate plus 2.5%. Amounts outstanding under the Credit Facility are secured by accounts receivable and inventory, loans purchased and originated by Cavalier Acceptance Corporation, a subsidiary of the Company, and the capital stock of certain Company subsidiaries. No amounts were outstanding under the Credit Facility at December 31, 1998. During 1998, the Company made payments to First Commercial Bank in the amounts of $267,877 for interest and $113,892 for commitment, letter of credit and trustee fees arising from industrial bond financing involving Cavalier - Alabama and Buccaneer Homes, both divisions of one of the Company's manufacturing subsidiaries. First Commercial Bank also provides financing to certain Texas joint ventures in which the Company is a limited partner, as further described below. Mr. Broughton, a director of the Company, is the President of First Commercial Bank. The Company believes that the terms of the Credit Facility and other financing arrangements are reasonable compared to terms that would be present in a similar credit facility entered into with an unaffiliated entity.

                  In July 1997, the Company, along with three other manufactured housing producers, became a limited partner in three separate limited partnerships formed to do business in the State of Texas. One of the limited partnerships was formed to own real estate (the "Real Estate Partnership") that will be leased to the other limited partnerships, one of which is expected to engage in the business of producing roof trusses (the "WoodPerfect Partnership") and the other of which is expected to engage in the business of laminating wall panels (the "Hillsboro Partnership"). Each of the operating partnerships is expected to sell its products to manufactured housing producers, including those producers that are partners in such partnership. Financing for these businesses was provided through industrial bond financing, and the lease payments from the WoodPerfect Partnership and the Hillsboro Partnership to the Real Estate Partnership are designed to service this indebtedness. In addition, First Commercial Bank provides a line of credit and equipment loan to the WoodPerfect Partnership and the Hillsboro Partnership and a loan to the Real Estate Partnership to fund construction of the project, and has also issued a letter of credit as security for the industrial bond financing for the project, for which First Commercial Bank receives customary fees. The Company owns an approximate 20% interest in the Real Estate Partnership and the WoodPerfect Partnership, and an approximate 25% interest in the Hillsboro Partnership. Lee Roy Jordan is also an approximate 20% limited partner in the Real Estate Partnership and the WoodPerfect Partnership. Mr. Jordan is a director of the Company and a beneficial owner of 58,514 shares (less than 1%) of the Common Stock of the Company. Mr. Jordan is also the sole member in the two limited liability companies that serve as the general partners to the Real Estate Partnership and the WoodPerfect Partnership. One of the limited liability companies owns a 0.01% interest in the Real Estate Partnership and the other limited liability company owns a 0.01% interest in the WoodPerfect Partnership. The WoodPerfect Partnership and the Hillsboro Partnership had not commenced manufacturing operations as of the date of this Proxy Statement.

                  Belmont, a wholly owned subsidiary of the Company, paid approximately $388,000 in 1998 for the construction of plant facilities to a corporation in which A. Douglas Jumper, Sr. owns a 50% interest. Mr. Jumper also serves as the president of this corporation. Mr. Jumper beneficially owns approximately 3.1% of the Common Stock of the Company. The Company believes that the payments made to this corporation are reasonable compared to amounts that would have been paid to an unaffiliated entity for similar services.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  Until December 31,1998, Quality leased a manufacturing facility from a corporation whose shareholders include Mike Kennedy, a director of the Company, who owns 12.5% of the shares of common stock of such corporation. Quality made rental payments under the lease in the amount of $48,000 in 1998. This lease had an initial term ending on November 30, 2000, but Quality elected to terminate the lease effective December 31, 1998. Quality paid a $25,000 cancellation fee for this early termination. The Company believes that the payments made under the lease and the cancellation fee are reasonable compared to amounts that would have been paid to an unaffiliated entity for similar property.

                  For a discussion of certain other relationships and transactions involving directors or executive officers of the Company, see "Compensation Committee Interlocks and Insider Participation" above.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  The Company's executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock are required under the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Based solely on a review of copies of such reports furnished to the Company, the Company believes that during 1998 all applicable filing requirements were complied with in a timely manner, except that A. Douglas Jumper, Sr. filed a late Form 4 Statement of Changes in Beneficial Ownership with respect to purchases of 5,000 shares of the Company's Common Stock in late November and early December 1998.

                                  OTHER MATTERS

                  The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in their best judgment.

                              STOCKHOLDER PROPOSALS

                  Stockholder proposals submitted for consideration at the 2000 Annual Meeting of Stockholders must be received by the Company no later than December 6, 1999, to be considered for inclusion in the 2000 proxy materials. According to the Company's By-laws, for a stockholder proposal to be properly brought before the 2000 Annual Meeting of Stockholders (other than a proposal to be considered for inclusion in the 2000 proxy materials), it must be a proper matter for stockholder action and must be delivered to the secretary of the Company no earlier than January 3, 2000 but no later than February 17, 2000.

                              CAVALIER HOMES, INC.

                                /s/ Michael R. Murphy

                                Michael R. Murphy
                                    Secretary

Addison, Alabama
April 2, 1999

                                   Appendix A



                           CAVALIER HOMES, INC. PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby appoints David
A. Roberson and Michael R. Murphy, or either of them, proxies of the undersigned, with full power of substitution, to represent and to vote all shares of Common Stock of Cavalier Homes, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Cavalier Homes, Inc., to be held on Wednesday, May 19, 1999, beginning at 10:00 A.M., C.D.T., at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama and at any adjournment or postponement thereof, in the following manner:

1. ELECTION OF DIRECTORS

     [ ]  FOR all nominees listed below
          (except as otherwise instructed below)
     [ ]  AUTHORITY WITHHELD
          to vote for all nominees listed below

    Thomas A. Broughton, III, Barry B. Donnell, Lee Roy Jordan, A. Douglas Jumper, Sr., Mike Kennedy, John W Lowe, Gerald W. Moore, Michael R. Murphy and David A. Roberson

--------------------------------------------------------------------------------
To withhold authority to vote for any nominee, write that nominee's name in the space provided below.

--------------------------------------------------------------------------------
2.PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
  INDEPENDENT PUBLIC ACCOUNTANTS.

               [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN

                   (Continued and to be signed on other side)

3. OTHER MATTERS

     [ ] In their discretion, upon such other matters as may properly come before the meeting
     [ ]  AUTHORITY WITHHELD
          to vote upon such matters

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR ITEM 2, AND IN THE DISCRETION OF THE PERSONS APPOINTED HEREIN UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
                                                 Dated:                   , 1999
                                                    ----------------------------

                                                 -------------------------------
                                                 Signature

                                                 -------------------------------
                                                 Signature

                                                 Please sign this proxy exactly
                                                 as your name appears hereon.
                                                 When signing as executor,
                                                 administrator, trustee,
                                                 corporate officer, etc., please
                                                 give full title. In case of
                                                 joint owners, each joint owner
                                                 should sign.

Please Date, Sign and Return TODAY in the enclosed envelope. No Postage Required if Mailed in the United States.